UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2022

SPIRE GLOBAL, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39493	85-1276957
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8000 Towers Crescent Drive Suite 1100
Vienna, Virginia		22182
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (202) 301-5127

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value of $0.0001 per share	SPIR	The New York Stock Exchange
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	SPIR.WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 19, 2022, Spire Global, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company (the “Warrant Agent”), entered into an amendment (the “Warrant Amendment”) to the Warrant Agreement, dated as of September 9, 2020 (the “Warrant Agreement”), by and between NavSight Holdings, Inc., the Company’s predecessor (“NavSight”) and the Warrant Agent. The Warrant Amendment was entered into in connection with the closing of the Company’s Offer and Consent Solicitation, described in Item 5.07 below.

The Warrant Amendment amends the Warrant Agreement to provide the Company with the right to require the exchange of the Company’s remaining outstanding Warrants (as defined below) for shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), at an exchange ratio of 0.18 shares of Class A Common Stock for each Warrant. The Company has the right to require the exchange of not less than all of the Warrants at any time while such Warrants are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the registered holders of the outstanding Warrants at least fifteen days prior to the date of exchange fixed by the Company.

On December 19, 2022, the Company exercised its right to acquire and retire all remaining outstanding Warrants in exchange for shares of Class A Common Stock in accordance with the terms of the Warrant Amendment. The Company has fixed the date for such exchange as January 4, 2023. The last day of trading for the Warrants will be January 3, 2023. Following such exchange, none of the Warrants will remain outstanding. Warrants to purchase 3,694,800 shares of Class A Common Stock issued in connection with the Company’s Blue Torch Financing were not part of the Offer and will remain outstanding.

The foregoing description of the Warrant Amendment is qualified in its entirety by reference to the Warrant Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 3.03.	Material Modifications to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.03.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

As previously disclosed, including in the final Prospectus/Offer to Exchange filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on December 7, 2022 in connection with the Company’s offer to each holder of the Company’s outstanding Warrants, consisting of (i) public warrants to purchase shares of Class A Common Stock, which trade on the New York Stock Exchange under the symbol “SPIR.WS” and were issued under the Warrant Agreement in connection with NavSight’s initial public offering (“IPO”) (the “Public Warrants”) and (ii) private warrants to purchase shares of Class A Common Stock issued under the Warrant Agreement in a private placement simultaneously with the IPO (the “Private Warrants” and, together with the Public Warrants, the “Warrants”), to receive 0.2 shares of Class A Common Stock in exchange for each outstanding Warrant tendered by the holder and exchanged pursuant to the offer (the “Offer”), the Company solicited consents (the “Consent Solicitation”) from holders of its outstanding Public Warrants to approve the Warrant Amendment.

The Offer and Consent Solicitation expired at 11:59 p.m., Eastern Time, on December 14, 2022. A total of 9,956,489 Public Warrants, or approximately 87% of the 11,499,982 outstanding Public Warrants, were tendered and not withdrawn in the Offer, and therefore consented to the Warrant Amendment. Because consents were received from holders of more than 65% of the Company’s outstanding Public Warrants, the Warrant Amendment was approved. All 6,600,000 Private Warrants were also tendered and not withdrawn in the Offer.

Item 8.01.	Other Events.

On December 19, 2022, the Company issued a press release announcing the closing of the Offer and Consent Solicitation and the entry into the Warrant Amendment.

At closing, the Company issued 3,311,286 shares of Class A Common Stock in exchange for the Warrants tendered in the Offer.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment to the Warrant Agreement, dated December 19, 2022, by and between the Company and American Stock Transfer & Trust Company

99.1	Spire Global, Inc. press release, dated December 19, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRE GLOBAL, INC.

Date: December 19, 2022	By:	/s/ Peter Platzer
	Name:	Peter Platzer
	Title:	Chief Executive Officer